Exhibit 99.1

For Immediate Release Citigroup Inc. (NYSE: C) January 14, 2020
FOURTH QUARTER AND FULL YEAR 2019 ReSULTS AND KEY METRICS	CEO COMMENTARY

FOURTH QUARTER 2019:

NET INCOME OF $5.0 BILLION ($2.15 PER SHARE)

REVENUES OF $18.4 BILLION

RETURNED $6.2 BILLION OF CAPITAL TO COMMON SHAREHOLDERS

($22.3 BILLION IN FULL YEAR 2019)

REPURCHASED 69 MILLION COMMON SHARES

(264 MILLION IN FULL YEAR 2019)

BOOK VALUE PER SHARE OF $82.90

TANGIBLE BOOK VALUE PER SHARE OF $70.39[5]

New York, January 14, 2020 – Citigroup Inc. today reported net income for the fourth quarter 2019 of $5.0 billion, or $2.15 per diluted share, on revenues of $18.4 billion. This compared to net income of $4.3 billion, or $1.64 per diluted share, on revenues of $17.1 billion for the fourth quarter 2018.

Revenues increased 7% from the prior-year period, with strong results across both the Institutional Clients Group (ICG) and Global Consumer Banking (GCB). Net income increased 15% from the prior-year period, driven by the higher revenues and a lower effective tax rate, partially offset by higher expenses and cost of credit. Earnings per share of $2.15 increased 31% from the prior-year period, primarily driven by a 10% reduction in average diluted shares outstanding and the growth in net income. These results include a net benefit of approximately $0.25 per share in the current quarter related to discrete tax items, recorded in Corporate / Other [6].

For the full year 2019, Citigroup reported net income of $19.4 billion on revenues of $74.3 billion, compared to net income of $18.0 billion on revenues of $72.9 billion for the full year 2018.

Percentage comparisons throughout this press release are calculated for the fourth quarter 2019 versus the fourth quarter 2018, unless otherwise specified.

Citi CEO Michael Corbat said, “Our earnings of $5 billion for the fourth quarter marked a strong finish to 2019. Our full year Return on Tangible Common Equity of over 12% exceeded our target. Due to good client engagement, we drove balanced growth across our products and geographies, closing the year with 16 consecutive quarters of loan and deposit growth. The U.S. consumer franchise saw continued strong growth in Branded Cards and sustained its momentum in attracting digital deposits. Investment Banking continued to gain share and, despite a lower rate environment, Treasury and Trade Solutions grew revenue as we work to ensure our global network remains indispensable to our clients. With increased revenues and disciplined expense management, we had positive operating leverage, even as we continued to make significant investments in the franchise.

“We ended 2019 with a Common Equity Tier One ratio of 11.7% and we are on track to deliver our commitment of returning over $60 billion of capital to our shareholders over a three-year period.   We enter 2020 in a strong competitive position, from capital and liquidity to talent and technology.  We continue to invest in areas where we see opportunities for client-led growth and in our infrastructure, in light of the enduring need to be an indisputably strong and stable institution,” Mr. Corbat concluded.

Citigroup ($in millions, except as otherwise noted)	4Q'19	3Q'19	4Q'18	QoQ%	YoY%	2019	2018
Global Consumer Banking	8,459	8,289	8,081	2%	5%	32,971	32,339	2%
Institutional Clients Group	9,377	9,851	8,543	(5)%	10%	39,301	38,325	3%
Corporate / Other	542	434	500	25%	8%	2,014	2,190	(8)%
Total Revenues	$18,378	$18,574	$17,124	(1)%	7%	$74,286	$72,854	2%

Expenses	$10,454	$10,464	$9,893	-	6%	$42,002	$41,841	-

Net Credit Losses	1,944	1,913	1,786	2%	9%	7,768	7,113	9%
Credit Reserve Build / (Release)(a)	253	158	111	60%	NM	542	354	53%
Provision for Benefits and Claims	25	17	28	47%	(11)%	73	101	(28)%
Total Cost of Credit	$2,222	$2,088	$1,925	6%	15%	$8,383	$7,568	11%

Income from Continuing Operations Before Taxes	$5,702	$6,022	$5,306	(5)%	7%	$23,901	$23,445	2%
Provision for Income Taxes	703	1,079	1,001	(35)%	(30)%	4,430	5,357	(17)%
Income from Continuing Operations	$4,999	$4,943	$4,305	1%	16%	$19,471	$18,088	8%
Net Income (Loss) from Discontinued Operations	(4)	(15)	(8)	73%	50%	(4)	(8)	50%
Non-Controlling Interest	16	15	(16)	7%	NM	66	35	89%
Citigroup Net Income	$4,979	$4,913	$4,313	1%	15%	$19,401	$18,045	8%

Revenues
North America	8,567	8,423	8,033	2%	7%	33,857	33,351	2%
EMEA	2,738	3,138	2,633	(13)%	4%	12,006	11,770	2%
Latin America	2,674	2,563	2,439	4%	10%	10,404	10,263	1%
Asia	3,857	4,016	3,519	(4)%	10%	16,005	15,280	5%
Corporate / Other	542	434	500	25%	8%	2,014	2,190	(8)%

EOP Assets ($B)	1,951	2,015	1,917	(3)%	2%	1,951	1,917	2%
EOP Loans ($B)	699	692	684	1%	2%	699	684	2%
EOP Deposits ($B)	1,071	1,088	1,013	(2)%	6%	1,071	1,013	6%

Common Equity Tier 1 Capital Ratio(3)	11.7%	11.6%	11.9%
Supplementary Leverage Ratio(3)	6.2%	6.3%	6.4%
Return on Average Common Equity	10.6%	10.4%	9.0%			10.3%	9.4%
Book Value per Share	$82.90	$81.02	$75.05	2%	10%
Tangible Book Value per Share	$70.39	$69.03	$63.79	2%	10%

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Includes provision for unfunded lending commitments.

Citigroup

Citigroup revenues of $18.4 billion in the fourth quarter 2019  increased 7%,  reflecting the higher revenues across both GCB and ICG, in addition to growth in Corporate / Other.

Citigroup operating expenses of $10.5 billion in the fourth quarter 2019  increased 6%,  reflecting higher compensation and volume-related expenses, along with continued investments in the franchise, partially offset by efficiency savings and the wind-down of legacy assets.

Citigroup cost of credit of $2.2 billion in the fourth quarter 2019  increased 15%,  primarily driven by volume growth and seasoning in North America GCB, along with volume growth and several episodic downgrades in ICG, while overall credit quality remained stable.

Citigroup net income of $5.0 billion in the fourth quarter 2019 increased 15%,  driven by the higher revenues and the lower effective tax rate, partially offset by the growth in expenses and cost of credit.  Citigroup’s effective tax rate was 12% in the current quarter compared to 19% in the fourth quarter 2018. Excluding the previously mentioned discrete tax items in the quarter, the tax rate would have been approximately 22%.

Citigroup’s allowance for loan losses was $12.8 billion at quarter end, or 1.84% of total loans, compared to $12.3 billion, or 1.81% of total loans, at the end of the prior-year period.  Total non-accrual assets grew 12% from the prior-year period to $4.1  billion.  Consumer non-accrual loans declined 10% to $1.8 billion and corporate non-accrual loans grew 45% to $2.2  billion.

Citigroup’s end-of-period loans were $699 billion as of quarter end, up 2%  from the prior-year period. Excluding the impact of foreign exchange translation7, end-of-period loans also grew 2%,  driven by 3%  aggregate growth in ICG and GCB,  partially offset by the continued wind-down of legacy assets in Corporate / Other.

Citigroup’s end-of-period deposits were $1.1 trillion as of quarter end, an increase of 6% from the prior-year period. In constant dollars, Citigroup’s end-of-period deposits also increased 6%,  driven by 7% growth in GCB and 6% growth in ICG.

Citigroup’s book value per share of $82.90 and tangible book value per share of $70.39 each increased 10%  versus the prior-year period,  driven by net income and a reduced share count.  At quarter end, Citigroup’s CET1 Capital ratio was 11.7%, up from the prior quarter,  driven by a reduction in risk-weighted assets.  Citigroup’s SLR for the fourth quarter 2019 was 6.2%,  a decrease from the prior quarter.  During the quarter, Citigroup repurchased 69 million common shares and returned a total of $6.2  billion to common shareholders in the form of common share repurchases and dividends.

Global Consumer Banking ($ in millions, except as otherwise noted)	4Q'19	3Q'19	4Q'18	QoQ%	YoY%	2019	2018
North America(a)	5,253	5,179	5,073	1%	4%	20,398	19,829	3%
Latin America(b)	1,377	1,269	1,250	9%	10%	5,238	5,309	(1)%
Asia(c)	1,829	1,841	1,758	(1)%	4%	7,335	7,201	2%
Total Revenues	$8,459	$8,289	$8,081	2%	5%	$32,971	$32,339	2%

Expenses	$4,373	$4,368	$4,379	-	-	$17,628	$17,786	(1)%

Net Credit Losses	1,842	1,802	1,733	2%	6%	7,382	6,884	7%
Credit Reserve Build / (Release)(d)	122	131	85	(7)%	44%	440	568	(23)%
Provision for Benefits and Claims	25	17	28	47%	(11)%	73	103	(29)%
Total Cost of Credit	$1,989	$1,950	$1,846	2%	8%	$7,895	$7,555	5%

Net Income	$1,575	$1,501	$1,407	5%	12%	$5,696	$5,302	7%

Retail Banking	3,124	3,117	3,029	-	3%	12,549	12,627	(1)%
Cards	5,335	5,172	5,052	3%	6%	20,422	19,712	4%
Total Revenues	$8,459	$8,289	$8,081	2%	5%	$32,971	$32,339	2%

Key Indicators ($B)
Retail Banking Average Loans	123	120	117	3%	5%	120	118	2%
Retail Banking Average Deposits	283	277	267	2%	6%	277	269	3%
Investment AUMs	176	167	148	6%	19%	176	148	19%
Cards Average Loans	168	165	163	2%	3%	164	160	2%
Cards Purchase Sales	152	142	144	7%	5%	564	534	6%

Note: Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Includes gain of approximately $150 million related to the sale of the Hilton portfolio in 1Q'18.

(b) Includes gain of approximately $250 million related to the sale of an asset management business in 3Q'18.

(c) Asia GCB includes the results of operations of GCB activities in certain EMEA countries for all periods presented.

(d) Includes provision for unfunded lending commitments.

Global Consumer Banking

GCB revenues of $8.5 billion increased 5%  on a reported basis and 4%  in constant dollars,  reflecting growth in each of the three regions.

North America GCB revenues of $5.3  billion increased 4%.  Citi-Branded Cards revenues of $2.4 billion increased 10%,  reflecting volume growth and spread expansion.  Retail Banking revenues of $1.1 billion decreased 4%, as deposit growth in both traditional and digital channels was more than offset by lower deposit spreads. Citi Retail Services revenues of $1.7 billion increased 1%, reflecting continued growth in loans and purchase sales across the majority of the portfolio.

Latin America GCB revenues of $1.4 billion increased 10% on a reported basis and 6% in constant dollars including several small,  episodic gains,  as well as higher deposit spreads and growth in cards revenues.

Asia GCB revenues of $1.8 billion increased 4% on both a reported basis and in constant dollars,  driven by higher investment revenues.

GCB operating expenses of $4.4 billion were largely unchanged versus the prior year. In constant dollars, expenses decreased 1%,  as efficiency savings more than offset continued investments in the franchise and volume-driven growth.

GCB cost of credit of $2.0 billion increased 8% on a reported basis and 7% in constant dollars. The increase was largely driven by higher net credit losses, primarily reflecting volume growth and seasoning in Citi-Branded Cards and Citi Retail Services in North America GCB.

GCB net income of  $1.6 billion increased 12% on a reported basis and 11% in constant dollars,  driven by the higher revenues  and the lower expenses, partially offset by the higher cost of credit.

Institutional Clients Group ($in millions)	4Q'19	3Q'19	4Q'18	QoQ%	YoY%	2019	2018
Treasury & Trade Solutions	2,608	2,559	2,552	2%	2%	10,293	9,914	4%
Investment Banking	1,351	1,228	1,278	10%	6%	5,216	5,011	4%
Private Bank	847	865	797	(2)%	6%	3,458	3,398	2%
Corporate Lending(a)	732	715	732	2%	-	2,921	2,913	-
Total Banking	5,538	5,367	5,359	3%	3%	21,888	21,236	3%
Fixed Income Markets(b)	2,898	3,211	1,948	(10)%	49%	12,884	11,661	10%
Equity Markets	516	760	668	(32)%	(23)%	2,908	3,427	(15)%
Securities Services	647	664	653	(3)%	(1)%	2,631	2,631	-
Other	(129)	(118)	(190)	(9)%	32%	(578)	(675)	14%
Total Markets & Securities Services	3,932	4,517	3,079	(13)%	28%	17,845	17,044	5%
Product Revenues(a)	$9,470	$9,884	$8,438	(4)%	12%	$39,733	$38,280	4%
Gain / (Loss) on Loan Hedges	(93)	(33)	105	NM	NM	(432)	45	NM
Total Revenues	$9,377	$9,851	$8,543	(5)%	10%	$39,301	$38,325	3%

Expenses	$5,446	$5,611	$5,040	(3)%	8%	$22,224	$21,780	2%

Net Credit Losses	115	110	56	5%	NM	394	208	89%
Credit Reserve Build / (Release)(c)	131	43	70	NM	87%	169	7	NM
Total Cost of Credit	$246	$153	$126	61%	95%	$563	$215	NM

Net Income	$2,867	$3,221	$2,610	(11)%	10%	$12,904	$12,557	3%

Revenues
North America	3,314	3,244	2,960	2%	12%	13,459	13,522	-
EMEA	2,738	3,138	2,633	(13)%	4%	12,006	11,770	2%
Latin America	1,297	1,294	1,189	-	9%	5,166	4,954	4%
Asia	2,028	2,175	1,761	(7)%	15%	8,670	8,079	7%

Note: Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Excludes gain / (loss) on credit derivatives as well as the mark-to-market on loans at fair value. For additional information, please refer to Footnote 8.

(b) Includes gain of approximately $350 million related to Citi's investment in Tradeweb in 2Q'19.

(c) Includes provision for unfunded lending commitments.

Institutional Clients Group

ICG revenues of $9.4 billion increased 10%,  reflecting strong performance in Fixed Income Markets and Investment Banking,  continued momentum in Treasury and Trade Solutions and the Private Bank, partially offset by softness in Equity Markets.

Banking revenues of $5.4  billion were largely unchanged versus the prior year (including gain / (loss) on loan hedges)8.  Treasury and Trade Solutions revenues of $2.6 billion increased 2% on a reported basis and 3% in constant dollars, reflecting strong client engagement and solid growth in deposits and transaction volumes, partially offset by the impact of lower interest rates.  Investment Banking revenues of $1.4 billion increased 6%,  primarily reflecting strong performance in equity and debt underwriting, particularly investment grade underwriting. Advisory revenues declined 19% to $373 million, equity underwriting revenues increased 33% to $240 million and debt underwriting revenues increased 16% to $738 million. Private Bank revenues of $847 million increased 6%,  driven by higher lending and investment activity, with both new and existing clients, partially offset by spread compression.  Corporate Lending revenues of $732 million were largely unchanged (excluding gain / (loss) on loan hedges),  as growth in the commercial portfolio was offset by lower volumes in the rest of the portfolio.

Markets and Securities Services revenues of $3.9 billion increased 28%.  Fixed Income Markets revenues of $2.9 billion increased 49%,  largely reflecting a recovery from the prior-year period in addition to strong performance, particularly in rates and spread products.  Equity Markets revenues of $516 million decreased 23%,  reflecting a more challenging environment in derivatives.  Securities Services revenues of $647 million decreased 1% on a reported basis,  but were largely unchanged in constant dollars,  as higher volumes were offset by lower spreads.

ICG net income of $2.9 billion increased 10%,  as the revenue growth was partially offset by higher expenses and cost of credit.  ICG operating expenses increased 8% to $5.4 billion, driven primarily by higher compensation-related expenses and legal costs.  ICG cost of credit included net credit losses of $115 million, compared to $56 million in the prior-year period,  and a net loan loss reserve build of $131 million compared to $70 million in the prior-year period, reflecting overall volume growth as well as several episodic downgrades.

Corporate / Other ($in millions)	4Q'19	3Q'19	4Q'18	QoQ%	YoY%	2019	2018
Revenues	$542	$434	$500	25%	8%	$2,014	$2,190	(8)%

Expenses	$635	$485	$474	31%	34%	$2,150	$2,275	(5)%

Net Credit Losses	-	(16)	(44)	100%	100%	(67)	(221)	70%
Credit Reserve Build / (Release)(a)	(13)	1	(3)	NM	NM	(8)	21	NM
Provision for Benefits and Claims	-	-	-	-	-	-	(2)	100%
Total Cost of Credit	$(13)	$(15)	$(47)	13%	72%	$(75)	$(202)	63%

Income (Loss) from Continuing Operations before Taxes	$(80)	$(36)	$73	NM	NM	$(61)	$117	NM

Income Taxes (Benefits)	(623)	(247)	(216)	NM	NM	(886)	(88)	NM

Net Income	$537	$191	$296	NM	81%	$801	$186	NM

(a) Includes provision for unfunded lending commitments.

Corporate / Other

Corporate / Other revenues of $542 million increased 8%,  reflecting gains on investments, partially offset by the wind-down of legacy assets.

Corporate / Other expenses of $635 million increased 34%,  primarily reflecting higher infrastructure costs,  partially offset by the wind-down of legacy assets.

Corporate / Other loss from continuing operations before taxes of  $80 million compared to income of $73 million in the prior-year period as the higher revenues were offset by the increase in expenses.

Corporate / Other income tax benefit of $623 million compared to a benefit of $216 million in the prior-year period,  primarily reflecting the benefit of discrete tax items and a pre-tax loss in the current period.

Citigroup will host a conference call today at 11:30 AM (ET). A live webcast of the presentation, as well as financial results and presentation materials, will be available at https://www.citigroup.com/citi/investor. Dial-in numbers for the conference call are as follows: (866) 516-9582 in the U.S. and Canada; (973) 409-9210 outside of the U.S. and Canada. The conference code for both numbers is 1516368.

Additional financial, statistical and business-related information, as well as business and segment trends, is included in a Quarterly Financial Data Supplement. Both this earnings release and Citigroup’s Fourth Quarter 2019 Quarterly Financial Data Supplement are available on Citigroup’s website at www.citigroup.com.

Citigroup, the leading global bank, has approximately 200 million customer accounts and does business in more than 160 countries and jurisdictions. Citigroup provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, transaction services, and wealth management.

Additional information may be found at www.citigroup.com | Twitter: @Citi | YouTube: www.youtube.com/citi | Blog: http://blog.citigroup.com | Facebook: www.facebook.com/citi | LinkedIn: www.linkedin.com/company/citi

Certain statements in this release are “forward-looking statements” within the meaning of the rules and regulations of the U.S. Securities and Exchange Commission (SEC). These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These statements are not guarantees of future results or occurrences. Actual results and capital and other financial condition may differ materially from those included in these statements due to a variety of factors, These factors include, among others, the efficacy of Citi’s business strategies and execution of those strategies, such as those relating to its key investment, efficiency, client engagement and capital optimization initiatives, various geopolitical and macroeconomic uncertainties, challenges and conditions, for example, changes in economic conditions, interest rates and other monetary policies and trade policies,  governmental and regulatory actions or approvals, and the precautionary statements included in this release. These factors also consist of those contained in Citigroup’s filings with the SEC, including without limitation the “Risk Factors” section of Citigroup’s 2018 Form 10-K. Any forward-looking statements made by or on behalf of Citigroup speak only as to the date they are made, and Citi does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made.

Contacts:
Press:	Mark Costiglio	(212) 559-4114	Investors:	Elizabeth Lynn	(212) 559-2718
			Fixed Income Investors:	Thomas Rogers	(212) 559-5091

Appendix A

Citigroup ($in millions)	2019
Net Income	$19,401
Less: Preferred Dividends	1,109
Net Income to Common Shareholders	$18,292

Common Share Repurchases	17,875
Common Dividends	4,403
Total Capital Returned to Common Shareholders	$22,278

Payout Ratio	122%

Average TCE	$150,994

RoTCE	12.1%

Appendix B

Citigroup ($in billions)	4Q'19	4Q'18
Reported EOP Loans	$699	$684
Impact of FX Translation	-	1
EOP Loans in Constant Dollars	$699	$685

Reported EOP Deposits	$1,071	$1,013
Impact of FX Translation	-	1
EOP Deposits in Constant Dollars	$1,071	$1,015
Note: Totals may not sum due to rounding.

Global Consumer Banking ($in millions)	4Q'19	4Q'18
Reported Revenues	$8,459	$8,081
Impact of FX Translation	-	60
Revenues in Constant Dollars	$8,459	$8,141

Reported Expenses	$4,373	$4,379
Impact of FX Translation	-	30
Expenses in Constant Dollars	$4,373	$4,409

Reported Cost of Credit	$1,989	$1,846
Impact of FX Translation	-	14
Cost of Credit in Constant Dollars	$1,989	$1,860

Reported Net Income	$1,575	$1,407
Impact of FX Translation	-	10
Net Income in Constant Dollars	$1,575	$1,417
Note: Totals may not sum due to rounding.

Latin America Consumer Banking ($in millions)	4Q'19	4Q'18
Reported Revenues	$1,377	$1,250
Impact of FX Translation	-	54
Revenues in Constant Dollars	$1,377	$1,304
Note: Totals may not sum due to rounding.

Asia Consumer Banking(1) ($in millions)	4Q'19	4Q'18
Reported Revenues	$1,829	$1,758
Impact of FX Translation	-	6
Revenues in Constant Dollars	$1,829	$1,764
Note: Totals may not sum due to rounding.
(1) Asia GCB includes the results of operations in EMEA GCB for all periods presented.

Treasury and Trade Solutions ($in millions)	4Q'19	4Q'18
Reported Revenues	$2,608	$2,552
Impact of FX Translation	-	(24)
Revenues in Constant Dollars	$2,608	$2,528
Note: Totals may not sum due to rounding.

Securities Services ($in millions)	4Q'19	4Q'18
Reported Revenues	$647	$653
Impact of FX Translation	-	(5)
Revenues in Constant Dollars	$647	$648
Note: Totals may not sum due to rounding.

Appendix C

($in millions)	4Q'19(1)	3Q'19	4Q'18

Citigroup Common Stockholders' Equity(2)	$175,414	$177,052	$177,928
Add: Qualifying noncontrolling interests	154	145	147
Regulatory Capital Adjustments and Deductions:
Less:
Accumulated net unrealized gains (losses) on cash flow hedges, net of tax(3)	123	328	(728)
Cumulative unrealized net gain (loss) related to changes in fair value of financial liabilities attributable to own creditworthiness, net of tax(4)	(679)	181	580
Intangible Assets:
Goodwill, net of related deferred tax liabilities (DTLs)(5)	21,017	21,498	21,778
Identifiable intangible assets other than mortgage servicing rights (MSRs), net of related DTLs	4,087	4,132	4,402
Defined benefit pension plan net assets	803	990	806
Deferred tax assets (DTAs) arising from net operating loss, foreign tax credit and general business credit carry-forwards	12,335	11,487	11,985
Common Equity Tier 1 Capital (CET1)	$137,882	$138,581	$139,252

Risk-Weighted Assets (RWA)	$1,175,366	$1,197,050	$1,174,448

Common Equity Tier 1 Capital Ratio (CET1 / RWA)	11.7%	11.6%	11.9%

Note: Citigroup's reportable CET1 Capital ratios were derived under the U.S. Basel III Standardized Approach framework for all periods presented. This reflects the lower of the CET1 Capital ratios under both the Standardized Approach and the Advanced Approaches under the Collins Amendment.

(1)	Preliminary.
(2)	Excludes issuance costs related to outstanding preferred stock in accordance with Federal Reserve Board regulatory reporting requirements.
(3)

Common Equity Tier 1 Capital is adjusted for accumulated net unrealized gains (losses) on cash flow hedges included in accumulated other comprehensive income that relate to the hedging of items not recognized at fair value on the balance sheet.

(4)

The cumulative impact of changes in Citigroup’s own creditworthiness in valuing liabilities for which the fair value option has been elected, and own-credit valuation adjustments on derivatives, are excluded from Common Equity Tier 1 Capital, in accordance with the U.S. Basel III rules.

(5)	Includes goodwill “embedded” in the valuation of significant common stock investments in unconsolidated financial institutions.

Appendix D

($ in millions)	4Q'19(1)	3Q'19	4Q'18

Common Equity Tier 1 Capital (CET1)	$137,882	$138,581	$139,252

Additional Tier 1 Capital (AT1)(2)	18,010	19,452	18,870

Total Tier 1 Capital (T1C) (CET1 + AT1)	$155,892	$158,033	$158,122

Total Leverage Exposure (TLE)	$2,507,977	$2,520,352	$2,465,641

Supplementary Leverage Ratio (T1C / TLE)	6.2%	6.3%	6.4%

(1) Preliminary.

(2) Additional Tier 1 Capital primarily includes qualifying noncumulative perpetual preferred stock and qualifying trust preferred securities.

Appendix E

($ and shares in millions, except per share amounts)	4Q'19(1)	3Q'19	4Q'18

Common Stockholders' Equity	$175,262	$176,893	$177,760
Less:
Goodwill	22,126	21,822	22,046
Intangible Assets (other than MSRs)	4,327	4,372	4,636
Tangible Common Equity (TCE)	$148,809	$150,699	$151,078

Common Shares Outstanding (CSO)	2,114	2,183	2,369

Tangible Book Value Per Share (TCE / CSO)	$70.39	$69.03	$63.79

(1) Preliminary.

1 Citigroup’s total expenses divided by total revenues.

2 Preliminary. Citigroup’s return on average tangible common equity (RoTCE) is a non-GAAP financial measure. RoTCE represents full year net income available to common shareholders as a percentage of average tangible common equity (TCE). For the components of the calculation, see Appendix A.

3  Ratios as of December 31, 2019 are preliminary. For the composition of Citigroup’s Common Equity Tier 1 (CET1) Capital and ratio, see Appendix C. For the composition of Citigroup’s Supplementary Leverage Ratio (SLR), see Appendix D.

4  Citigroup’s payout ratio is the sum of common dividends and common share repurchases divided by net income available to common shareholders. For the components of the calculation, see Appendix A.

5  Citigroup’s tangible book value per share is a non-GAAP financial measure. For a reconciliation of this measure to reported results, see Appendix E.

6  The discrete tax items of approximately $540 million largely relate to an approximately $430 million release of Citi’s valuation allowance related to its Deferred Tax Assets (DTAs).

7  Results of operations excluding the impact of foreign exchange translation (constant dollar basis) are non-GAAP financial measures. For a reconciliation of these measures to reported results, see Appendix B.

8  Credit derivatives are used to economically hedge a portion of the corporate loan portfolio that includes both accrual loans and loans at fair value. Gains / (losses) on loan hedges includes the mark-to-market on the credit derivatives and the mark-to-market on the loans in the portfolio that are at fair value. The fixed premium costs of these hedges are netted against the corporate lending revenues to reflect the cost of credit protection. Citigroup’s results of operations excluding the impact of gains / (losses) on loan hedges are non-GAAP financial measures.